Exhibit 2.1

THIRD AMENDMENT TO REAL ESTATE PURCHASE AND SALE

AGREEMENT

No. 560-5.08-1220

This Amendment effective January 13, 2009 pertains to the Real Estate Purchase and Sale Agreement No. 560-5.08-1220 dated June 30, 2008 (“PSA”) between Plum Creek Timberlands, L.P., a Delaware limited partnership, and Plum Creek Land Company, a Delaware corporation (collectively, “Seller”), whose address is 999 Third Avenue, Suite 4300, Seattle, Washington 98104, and The Nature Conservancy, a non-profit corporation of the District of Columbia, whose address is 4245 N. Fairfax Drive, Arlington, Virginia 22203-1606 (“TNC”) and The Trust for Public Land, a California nonprofit public benefit corporation whose address is 1011 Western Avenue, Suite 605, Seattle, Washington 98104 (“TPL”), (collectively, “Purchaser”).

The parties have entered into the First Amendment to the PSA effective July 30, 2008 and the Second Amendment to the PSA effective October 9, 2008. All references below to “the PSA” and/or the “Agreement” include the PSA as amended by the First Amendment and the Second Amendment. The parties hereby agree to amend the PSA as follows:

1.	Acceleration of Phase II Closing. The parties desire to accelerate the Phase II Closing (the “Accelerated Phase II Closing”). All parties shall use their reasonable efforts to close on the Phase II Property on or before February 17, 2009 (the “Target Accelerated Phase II Closing Date”). Seller shall direct the Escrow Agent to use its reasonable efforts to prepare the Phase II Title Commitment and otherwise be prepared to close on the purchase of the Phase II Property by the Target Accelerated Phase II Closing Date. With respect to an Accelerated Phase II Closing only, Seller waives its right to delay the Phase II Closing set forth in subparagraph 3.9 of the Agreement.

2.	Consideration for Acceleration of the Phase II Closing. Seller acknowledges that it will receive significant time value of money benefits if the Phase II Closing is accelerated pursuant to the terms of this Amendment. Therefore, subject to the adjustment mechanisms set forth below, the Parties agree that Purchaser shall receive the following consideration for an Accelerated Phase II Closing (the “Phase II Accelerated Closing Consideration”):

2.1.	Purchaser shall receive a credit against the Purchase Price for the Phase III Property in the amount of Nine Million Five Hundred Thousand Dollars ($9,500,000.00) (the “Purchase Price Credit”).

2.2.	On or before June 30, 2009, Seller shall make a payment to the Montana Legacy Conservation Operating Fund (or its equivalent), a total of One Million Nine Hundred Twenty Thousand Dollars ($1,920,000.00) to defray Purchaser’s ownership and operational expenses of the Property (the “Initial Fund Payment”).

2.3.	On or before June 30, 2010, Seller shall make a payment to the Montana Legacy Conservation Operating Fund (or its equivalent) a total of One Million Nine Hundred Twenty Thousand Dollars ($1,920,000.00) to defray Purchaser’s ownership and operational expenses of the Property (the “Second Fund Payment”).

3.	Possible Delay in Accelerated Phase II Closing; Adjustments to the Phase II Accelerated Closing Consideration. The parties acknowledge that, despite their efforts and intentions to effect the Accelerated Phase II Closing on or prior to the Target Accelerated Phase II Closing Date, the Accelerated Phase II Closing may not occur on or prior to such date for reasons beyond their control. The parties hereby make the following provisions for a possible delay in (or failure to occur of) the Accelerated Phase II Closing:

3.1.	If, due to circumstances not reasonably within the control of Seller and Seller only, the Accelerated Phase II Closing takes place after February 17, 2009 but prior to December 15, 2009, the Phase II Accelerated Closing Consideration shall be reduced by the amount of Forty-Four Thousand One Hundred Seventy-Two Dollars and Eighteen Cents ($44,172.18) per day for each and every day from February 17, 2009 until the Phase II Closing shall occur, up to and including December 15, 2009 (the “Per Diem Amount”). The Per Diem Amount shall be applied first to the Initial Fund Payment; second to the Second Fund Payment; and third to the Purchase Price Credit. The parties recognize and agree that if the Phase II Accelerated Closing has not occurred before April 1, 2009, Seller shall not be required to make the Initial Fund Payment, and if the Phase II Accelerated Closing has not occurred before May 13, 2009, Seller shall not be required to make the Second Fund Payment.

4.	Significance of Accelerated Phase II Closing. If an Accelerated Phase II Closing occurs, the date of the Accelerated Phase II Closing shall be deemed to be the Phase II Closing Date for all purposes under the Agreement. Other than the acceleration of the date of the Phase II Closing as set forth herein, all of the requirements pertaining to any Closing under the Agreement remain in full force and effect and shall apply to an Accelerated Phase II Closing.

5.	Special Provisions Relating to Subparagraph 4.7(c) of the Fiber Supply Agreement. The Parties, and Plum Creek Marketing, Inc., (“PCM”), the “Purchaser” under the Fiber Supply Agreement, agree to the following, which shall be deemed to amend and modify subparagraph 4.7(c) of the Fiber Supply Agreement with respect to Year One:

5.1.	The parties have previously agreed that TNC will not harvest and deliver any volume of Logs in the first and second quarters of Year One from Phase I

Timberlands. On or before May 15, 2009 as to the third quarter of Year One, and on or before August 15, 2009 as to the fourth quarter of Year One, TNC and PCM shall meet and TNC shall supply in writing to PCM a schedule of the quantities and species of Peeler Logs, Studlogs and Sawlogs to be delivered during the third and fourth quarters of Year One, which shall total 3.2MMBF as provided in the FSA, from the Phase I Timberlands. At this meeting, TNC shall also supply in writing estimates of its out-of-pocket expenses to be paid or incurred in harvesting and delivering the Logs to PCM, including without limitation the fees paid to TNC’s third party contractors and fuel costs and road construction and maintenance costs only to the extent necessary to harvest Logs, but not including TNC’s costs of purchase of the Timberlands and stumpage thereon, and not including costs incurred by TNC which are not reasonable and customary in the timber production industry (“Out-of-Pocket Expenses”). At each meeting, the parties shall agree upon the Log Price for the ensuing quarter. If TNC’s estimated Out-of-Pocket Expenses exceed the Log Price for the ensuing calendar quarter, at PCM’s sole discretion, either (i) TNC shall be relieved of its obligation to harvest and deliver the volume of Logs that would have otherwise been delivered in such ensuing quarter; or (ii) PCM shall agree to pay TNC’s actual Out-of-Pocket Expenses incurred during such quarter within fifteen (15) days of TNC’s submission to PCM of documentation of the Out-of-Pocket Expenses. The terms of this Paragraph 5.1 shall apply only to timber harvest in Year One.

5.2.	While this Amendment is in full force and effect but prior to any Accelerated Phase II Closing, PCM may exercise its Year One harvest rights as currently set forth in subparagraph 4.7(c) of the Fiber Supply Agreement, up to the allowed Year One harvest volume set forth therein (7.8MMBF).

5.3.	On or before January 19, 2009, TNC and PCM shall have a meeting. At such meeting, PCM shall inform TNC of the total estimated volume of Logs it has harvested from each of the Phase II and Phase III Timberlands during Year One but prior to the Accelerated Phase II Closing (such volumes, the “Pre-Closing Volume”). At such meeting, PCM shall disclose to TNC the harvest areas and prescriptions on the Phase II and Phase III Timberlands that PCM intends to harvest during Year One and PCM and TNC shall reasonably agree on the terms of harvest by PCM with respect to such volume, which shall be calculated by subtracting the Pre-Closing Volume from 7.8MMBF (hereinafter, the “Remaining Non-Phase I Volume”). Such terms shall be documented in an unrecorded agreement substantially similar to agreements used by PCM and its affiliates to permit logging on Plum Creek property by third parties and shall contain usual and customary provisions for the harvest of timber, including, without limitation, standard insurance and indemnity provisions, as well as damage, slash, retrieval of decked logs, and access provisions, and shall incorporate the conservation requirements of the FSA. The parties shall endeavor to have concluded such agreement by the Accelerated Phase II Closing, but the failure to reach an agreement by such date shall not be grounds to delay the Accelerated Phase II Closing.

5.4.	In any event, the total Log volume harvest by Seller, PCM and/or its affiliates during Year One from the Phase II and Phase III Timberlands shall not exceed 7.8 MMBF.

6.	Ratification of PSA as Amended. The parties ratify and re-state the PSA as amended herein.

7.	Counterparts; Facsimile or Email Delivery. This Amendment may be executed in counterparts, each of which shall be deemed to be an original instrument. All such counterparts together shall constitute a fully executed Amendment. This Amendment may be executed and delivered by facsimile or email transmission, with the intention that such facsimile or email signature and delivery shall have the same effect as an original signature and actual delivery. The foregoing notwithstanding, the parties agree to execute and deliver original signature pages within five (5) business days of any such facsimile or email delivery.

IN WITNESS WHEREOF, the parties hereto have executed this instrument in triplicate effective January 13, 2009.

[Signature pages follow.]

SELLER:
PLUM CREEK TIMBERLANDS, L.P.
		By	Plum Creek Timber I, L.L.C.
Its General Partner
Attest:

By	/s/ Sheri L. Ward	By	/s/ Larry Neilson
	Sheri L. Ward		Larry Neilson
	Assistant Secretary		Sr. Vice President

PLUM CREEK LAND COMPANY
Attest:

By	/s/ Sheri L. Ward	By	/s/ Larry Neilson
	Sheri L. Ward		Larry Neilson
	Assistant Secretary		Sr. Vice President

PLUM CREEK MARKETING, INC. (with respect to Paragraph 5 only)
Attest:

By	/s/ Sheri L. Ward	By	/s/ Larry Neilson
	Sheri L. Ward		Larry Neilson
	Assistant Secretary		Sr. Vice President

PURCHASER:

THE NATURE CONSERVANCY

By	/s/ Kat L. Imhoff
Name	Kat L. Imhoff
Title	State Director

THE TRUST FOR PUBLIC LAND

By	/s/ Thomas E. Tyner
Name	Thomas E. Tyner
Title	Regional Counsel